UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed  by  the  Registrant                            [ ]
Filed  by  a  Party  other  than  the  Registrant     [x]

Check  the  appropriate  box:

[ ]     Preliminary  Proxy  Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive  Proxy  Statement
[x]     Definitive  Additional  Materials
[ ]     Soliciting  Material  Under  Rule  14a-12

                              EQUIDYNE CORPORATION
                (Name of Registrant as Specified in its Charter)

                                MFC BANCORP LTD.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of  Filing  Fee  (Check  appropriate  box):

[x]     No  fee  required.
[ ]     Fee  computed  on  table  below  per Exchange Act Rules 14a-6(i)(4) and
        0-11.
        1) Title of each class of securities to which transaction applies:
        2) Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4)     Proposed  maximum  aggregate  value  of  transaction:
        5)     Total  fee  paid:

[ ]     Fee  paid  previously  with  preliminary  materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)     Amount  Previously  Paid:
        2)     Form,  Schedule  or  Registration  Statement  No.:
        3)     Filing  Party:
        4)     Date  Filed:

[GRAPHIC  OMITED]                  MFC  BANCORP  LTD.


August  27,  2003


DEAR  EQUIDYNE  SHAREHOLDERS:


We believe that Equidyne Corporation's ('Equidyne' or the 'Company') current board of directors (the 'Board') and management have failed to build shareholder value, and we urge you to vote to replace the Board by completing and mailing the GREEN PROXY CARD enclosed with this letter.

WE  BELIEVE  THE  COMPANY'S  PERFORMANCE  HAS  BEEN  DISMAL
For the twelve months ended July 31, 2003, the Company's net sales were only $82,000, which we believe indicates a minimal level of business activity. Nonetheless, for this same period the Company incurred selling, general and administrative expenses of $3.2 million and an operating loss of $4.5 million. Management in its proxy circular claims that 'the management team has only recently completed its first full fiscal year.' We note that Marcus Rowan, the Company's CEO, has been a director of Equidyne since 1996 and CEO since December, 2001.

TOTAL  MANAGEMENT  COMPENSATION  WAS NEARLY TEN TIMES THE COMPANY'S NET SALES IN
2003
We believe that management compensation is excessive. The Company's CEO, President and CFO received in the aggregate more than $800,000 in salary and bonuses for the fiscal year ended July 31, 2003. Mr. Rowan's total compensation for 2003 was $355,451, including a bonus of over $102,000. Mr. Rowan also received a bonus of $120,000 for services to the Board in the first five months of fiscal 2002, and a signing bonus of $80,000 when he was appointed CEO in December 2001. Mr. Myers, the Company's President and a director, received a base salary of $198,000 in 2003 with a bonus of $77,000 for total compensation of $268,782.

MFC  IS  SUPPORTED  BY  THE  COMPANY'S  LARGEST  SHAREHOLDER
The entire Board owns only 148,300 shares, less that 1% of the outstanding shares in the Company. Concord Effekten AG ('Concord'), which supports MFC's nominees, is the Company's largest shareholder with 1,304,133 shares. Concord has been an Equidyne shareholder since 1999 and has become increasingly frustrated with Equidyne's management and performance. MFC holds 100 shares and has an option to purchase 485,844 shares from Concord, but MFC is reluctant to exercise this option until Equidyne's current Board and management are replaced. The current Board and management have options to purchase approximately 1.7 million additional shares but have not exercised them.

MANAGEMENT  HAS  RECEIVED  STOCK  OPTIONS  WE  BELIEVE  ARE  UNJUSTIFIED
The Company, in our belief, has performed very poorly, but despite this in January 2003 the current Board issued to the Company's CEO and President an aggregate of 630,000 stock options at an exercise price of $0.34 per share. This price equals approximately one-third of the Company's book value per share at January 31, 2003. This issuance is in addition to an issuance of 1,050,000 options to the same two persons in December 2001 when they were appointed to their positions. In MFC's view, such large issuances of options, particularly those with an exercise price of $0.34 per share, are unjustified in light of the Company's performance.

MANAGEMENT HAS ATTACKED THE COMPANY'S LARGEST SHAREHOLDER AND MFC FOR SEEKING CHANGES
In its proxy circular, Equidyne's management has attacked Concord, the Company's largest shareholder, for its past efforts to either restructure the Company's Board or advance the Company's business interests. Equidyne criticizes MFC for fees earned in circumstances completely unrelated to and dissimilar from those of Equidyne. We believe management's attacks on MFC and Concord are simply a desperate attempt to distract shareholders' attention away from the Company's performance and management's compensation.

WE  BELIEVE  RECENT  BOARD  CHANGES  ADD  TO  PROBLEMS
On July 29, 2003 Equidyne announced the resignation of former director Jim Fukushima, who owns six times more shares of record than do all current directors and officers combined. A month earlier, the Company announced the addition to the Board of Harry Yergey, who holds no shares of record in the Company but was nonetheless granted over 100,000 options. We fail to see how appointing a new director and awarding him over 100,000 options shortly before a contested meeting can be in the best interests of shareholders. Interestingly, Mr. Yergey went to the same college as Equidyne's CEO, Mr. Rowan, and both are about the same age.

We also note that Mr. Rowan and Mr. Meyers, the President and a director of Equidyne, were both previously officers of an OTC Bulletin Board company named Migratec Inc., which is currently trading at approximately $0.01 per share.

WE  BELIEVE  THE  COMPANY  HAS  NO  DIRECTION
Management's proxy circular states that, with the assistance of its newly hired financial advisors and special counsel, the Company is reviewing its strategic options, including seeking new business opportunities, new investments, a sale, a merger or even liquidation. Management has been claiming to pursue strategic alternatives since early 2002, but as yet has not announced any specifics. We believe that management has engaged expensive consultants because it has no real plan for building shareholder value.


                     WE URGE YOU TO VOTE FOR MFC'S NOMINEES:
           MICHAEL SMITH, ROY ZANATTA, MARK STEINLEY AND GREG ELDERKIN

================================================================================
                                   HOW TO VOTE

      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the GREEN Proxy Card to Georgeson Shareholder Communications Inc.

2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GREEN Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the GREEN Proxy Card and, to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GREEN Proxy Card to be issued representing your shares.

3. After signing the GREEN Proxy Card, do not sign or return the white proxy card. Remember - only your latest-dated proxy will determine how your shares are to be voted at the annual meeting. IF YOU VOTED A WHITE PROXY CARD AND WANT TO CHANGE YOUR VOTE, YOU CAN DO SO NOW BY SENDING IN A GREEN PROXY CARD.

PLEASE VOTE THE GREEN PROXY CARD. PLEASE DO NOT RETURN ANY WHITE PROXY CARD FOR ANY REASON. ONLY YOUR LATEST-DATED PROXY CARD WILL BE COUNTED. IF YOU HAVE ANY QUESTIONS, PLEASE CALL OUR PROXY SOLICITOR:

GEORGESON  SHAREHOLDER
COMMUNICATIONS  INC.
17  STATE  STREET,  10TH  FLOOR
NEW  YORK,  NY  10004
Shareholders  call  toll  free:  (877)  668-1646
Banks  and  brokerage  firms,  please  call  collect:
(212)  440-9800  or  Fax:  (212)  440-9009
================================================================================


     If you have any questions regarding MFC, please call Roy Zanatta at (604) 683-8286.

     We  thank  you  for  your  consideration  and  continued  support.

Sincerely,
Michael  J.  Smith
President  &  CEO
MFC  Bancorp  Ltd.